UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                                ANADIGICS, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   032515108

                                 (CUSIP Number)

                               December 31, 2005
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).








                               Page 1 of 22 Pages

CUSIP No. 032515108                   13G/A                         Page 2 of 22


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius Capital Group, LLC
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    2,100,000 shares of Common Stock issuable upon conversion of Convertible Notes due October 15, 2009.

                    280,956 shares of Common Stock issuable upon conversion of Convertible Notes due November 15, 2006.
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    2,100,000 shares of Common Stock issuable upon conversion of Convertible Notes due October 15, 2009.

                    280,956 shares of Common Stock issuable upon conversion of Convertible Notes due November 15, 2006.
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    2,100,000 shares of Common Stock issuable upon conversion of Convertible Notes due October 15, 2009.

                    280,956 shares of Common Stock issuable upon conversion of Convertible Notes due November 15, 2006.
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                       [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.51%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IA
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 032515108                   13G/A                         Page 3 of 22


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            RCG Latitude Master Fund, Ltd.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    1,166,800 shares of Common Stock issuable upon conversion of Convertible Notes due October 15, 2009.

                    212,670 shares of Common Stock issuable upon conversion of Convertible Notes due November 15, 2006.
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    1,166,800 shares of Common Stock issuable upon conversion of Convertible Notes due October 15, 2009.

                    212,670 shares of Common Stock issuable upon conversion of Convertible Notes due November 15, 2006.
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    1,166,800 shares of Common Stock issuable upon conversion of Convertible Notes due October 15, 2009.

                    212,670 shares of Common Stock issuable upon conversion of Convertible Notes due November 15, 2006.
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                       [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            3.88%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 032515108                   13G/A                         Page 4 of 22


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            RCG Halifax Fund, Ltd
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    90,000 shares of Common Stock issuable upon conversion
                    of Convertible Notes due October 15, 2009.
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    90,000 shares of Common Stock issuable upon conversion of Convertible Notes due October 15, 2009.

REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    90,000 shares of Common Stock issuable upon conversion of
                    Convertible Notes due October 15, 2009.
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                       [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0.26%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 032515108                   13G/A                         Page 5 of 22


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Bank Austria Cayman Islands Ltd.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    80,800 shares of Common Stock issuable upon conversion
                    of Convertible Notes due October 15, 2009.
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    80,800 shares of Common Stock issuable upon conversion of Convertible Notes due October 15, 2009.

REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    80,800 shares of Common Stock issuable upon conversion of
                    Convertible Notes due October 15, 2009.
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                       [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0.24%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 032515108                   13G/A                         Page 6 of 22


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Xavex Convertible Arbitrage Fund V
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Jersey
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    166,200 shares of Common Stock issuable upon conversion of Convertible Notes due October 15, 2009.

                    12,809 shares of Common Stock issuable upon conversion of Convertible Notes due November 15, 2006.
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    166,200 shares of Common Stock issuable upon conversion of Convertible Notes due October 15, 2009.

                    12,809 shares of Common Stock issuable upon conversion of Convertible Notes due November 15, 2006.

REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    166,200 shares of Common Stock issuable upon conversion of Convertible Notes due October 15, 2009.

                    12,809 shares of Common Stock issuable upon conversion of Convertible Notes due November 15, 2006.

--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                       [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0.52%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 032515108                   13G/A                         Page 7 of 22


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius Master Fund, Ltd.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    596,200 shares of Common Stock issuable upon conversion of Convertible Notes due October 15, 2009.

                    55,477 shares of Common Stock issuable upon conversion of Convertible Notes due November 15, 2006.
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    596,200 shares of Common Stock issuable upon conversion of Convertible Notes due October 15, 2009.

                    55,477 shares of Common Stock issuable upon conversion of Convertible Notes due November 15, 2006.

REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    596,200 shares of Common Stock issuable upon conversion of Convertible Notes due October 15, 2009.

                    55,477 shares of Common Stock issuable upon conversion of Convertible Notes due November 15, 2006.

--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                       [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            1.87%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 032515108                   13G/A                         Page 8 of 22


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius Advisors, LLC
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    596,200 shares of Common Stock issuable upon conversion of Convertible Notes due October 15, 2009.

                    55,477 shares of Common Stock issuable upon conversion of Convertible Notes due November 15, 2006.
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    596,200 shares of Common Stock issuable upon conversion of Convertible Notes due October 15, 2009.

                    55,477 shares of Common Stock issuable upon conversion of Convertible Notes due November 15, 2006.

REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    596,200 shares of Common Stock issuable upon conversion of Convertible Notes due October 15, 2009.

                    55,477 shares of Common Stock issuable upon conversion of Convertible Notes due November 15, 2006.

--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                       [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            1.87%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 032515108                   13G/A                         Page 9 of 22


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            C4S & Co., L.L.C.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    2,100,000 shares of Common Stock issuable upon conversion of Convertible Notes due October 15, 2009.

                    280,956 shares of Common Stock issuable upon conversion of Convertible Notes due November 15, 2006.
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    2,100,000 shares of Common Stock issuable upon conversion of Convertible Notes due October 15, 2009.

                    280,956 shares of Common Stock issuable upon conversion of Convertible Notes due November 15, 2006.

REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    2,100,000 shares of Common Stock issuable upon conversion of Convertible Notes due October 15, 2009.

                    280,956 shares of Common Stock issuable upon conversion of Convertible Notes due November 15, 2006.

--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                       [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.51%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 032515108                   13G/A                        Page 10 of 22


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Peter A. Cohen
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    2,100,000 shares of Common Stock issuable upon conversion of Convertible Notes due October 15, 2009.

                    280,956 shares of Common Stock issuable upon conversion of Convertible Notes due November 15, 2006.
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    2,100,000 shares of Common Stock issuable upon conversion of Convertible Notes due October 15, 2009.

                    280,956 shares of Common Stock issuable upon conversion of Convertible Notes due November 15, 2006.

REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    2,100,000 shares of Common Stock issuable upon conversion of Convertible Notes due October 15, 2009.

                    280,956 shares of Common Stock issuable upon conversion of Convertible Notes due November 15, 2006.

--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                       [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.51%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 032515108                   13G/A                        Page 11 of 22


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Morgan B. Stark
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    2,100,000 shares of Common Stock issuable upon conversion of Convertible Notes due October 15, 2009.

                    280,956 shares of Common Stock issuable upon conversion of Convertible Notes due November 15, 2006.

REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,100,000 shares of Common Stock issuable upon conversion of Convertible Notes due October 15, 2009.

                    280,956 shares of Common Stock issuable upon conversion of Convertible Notes due November 15, 2006.

--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    2,100,000 shares of Common Stock issuable upon conversion of Convertible Notes due October 15, 2009.

                    280,956 shares of Common Stock issuable upon conversion of Convertible Notes due November 15, 2006.

--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                       [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.51%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 032515108                   13G/A                        Page 12 of 22


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Thomas W. Strauss
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    2,100,000 shares of Common Stock issuable upon conversion of Convertible Notes due October 15, 2009.

                    280,956 shares of Common Stock issuable upon conversion of Convertible Notes due November 15, 2006.

REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,100,000 shares of Common Stock issuable upon conversion of Convertible Notes due October 15, 2009.

                    280,956 shares of Common Stock issuable upon conversion of Convertible Notes due November 15, 2006.

--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    2,100,000 shares of Common Stock issuable upon conversion of Convertible Notes due October 15, 2009.

                    280,956 shares of Common Stock issuable upon conversion of Convertible Notes due November 15, 2006.

--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                       [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.51%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 032515108                   13G/A                        Page 13 of 22


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Jeffrey M. Solomon
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    2,100,000 shares of Common Stock issuable upon conversion of Convertible Notes due October 15, 2009.

                    280,956 shares of Common Stock issuable upon conversion of Convertible Notes due November 15, 2006.

REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,100,000 shares of Common Stock issuable upon conversion of Convertible Notes due October 15, 2009.

                    280,956 shares of Common Stock issuable upon conversion of Convertible Notes due November 15, 2006.

--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    2,100,000 shares of Common Stock issuable upon conversion of Convertible Notes due October 15, 2009.

                    280,956 shares of Common Stock issuable upon conversion of Convertible Notes due November 15, 2006.

--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                       [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.51%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 032515108                   13G/A                        Page 14 of 22


     This Amendment No. 1 (this "Amendment") amends the statement on Schedule 13G filed on October 6, 2004 (as amended, the "Schedule 13G") with respect to shares of Common Stock, par value $0.01 per share ("Common Stock") of ANADIGICS, Inc., a Delaware corporation (the "Company"). Capitalized terms used herein and no otherwise defined in this Amendment have the meanings set forth in the
Schedule 13G. This Amendment amends and restates Items 2(a), 2(b), 2(c), 4 and 8 in their entirety as set forth below.

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship

     Ramius Capital Group, LLC
     666 Third Avenue, 26th Floor
     New York, New York 10017
     Citizenship: Delaware

     RCG Latitude Master Fund, Ltd.
     c/o Ramius Capital Group, LLC
     666 Third Avenue, 26th Floor
     New York, New York 10017
     Citizenship: Cayman Islands

     RCG Halifax Fund, Ltd.
     c/o Ramius Capital Group, LLC
     666 Third Avenue, 26th Floor
     New York, New York 10017
     Citizenship: Cayman Islands

     Bank Austria Cayman Islands Ltd.
     c/o Ramius Capital Group, LLC
     666 Third Avenue, 26th Floor
     New York, New York 10017
     Citizenship: Cayman Islands

     Xavex Convertible Arbitrage Fund V
     c/o Ramius Capital Group, LLC
     666 Third Avenue, 26th Floor
     New York, New York 10017
     Citizenship: Jersey

     Ramius Master Fund, Ltd.
     c/o Ramius Capital Group, LLC
     666 Third Avenue, 26th Floor
     New York, New York 10017
     Citizenship: Cayman Islands

     Ramius Advisors, LLC
     c/o Ramius Capital Group, LLC
     666 Third Avenue, 26th Floor
     New York, New York 10017
     Citizenship: Delaware

     C4S & Co., L.L.C.
     c/o Ramius Capital Group, LLC
     666 Third Avenue, 26th Floor
     New York, New York 10017
     Citizenship: Delaware

CUSIP No. 032515108                   13G/A                        Page 15 of 22


     Peter A. Cohen
     c/o Ramius Capital Group, LLC
     666 Third Avenue, 26th Floor
     New York, New York 10017
     Citizenship: United States

     Morgan B. Stark
     c/o Ramius Capital Group, LLC
     666 Third Avenue, 26th Floor
     New York, New York 10017
     Citizenship: United States

     Thomas W. Strauss
     c/o Ramius Capital Group, LLC
     666 Third Avenue, 26th Floor
     New York, New York 10017
     Citizenship: United States

     Jeffrey M. Solomon
     c/o Ramius Capital Group, LLC
     666 Third Avenue, 26th Floor
     New York, New York 10017
     Citizenship: United States


Item 4.   Ownership

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)    Amount beneficially owned:

            As of the date of this filing, (i) Xavex Convertible Arbitrage Fund V, a Jersey trust ("Xavex"), may be deemed the beneficial owner of 166,200 shares of Common Stock currently issuable upon the conversion of that certain 5% convertible senior note due October 15, 2009 and 12,809 shares of Common Stock currently issuable upon the conversion of that certain 5% convertible senior note due November 15, 2006, (ii) RCG Latitude Master Fund, Ltd., a Cayman Islands company ("Latitude") may be deemed the beneficial owner of 1,166,800 shares of Common Stock currently issuable upon the conversion of that certain 5% convertible senior note due October 15, 2009 and 212,670 shares of Common Stock currently issuable upon the conversion of that certain 5% convertible senior note due November 15, 2006, (iii) RCG Halifax Fund, Ltd., a Cayman Islands company ("Halifax") may be deemed the beneficial owner of 90,000 shares of Common Stock currently issuable to upon the conversion of that certain 5% convertible senior note due October 15, 2009, (iv) Ramius Master Fund, Ltd., a Cayman Islands company ("Ramius Master Fund") may be deemed the beneficial owner of 596,200 shares of Common Stock currently issuable upon the conversion of that certain 5% convertible senior note due October 15, 2009 and 55,477 shares of Common Stock currently issuable upon the conversion of that certain 5% convertible senior note due November 15, 2006 and (v) Bank Austria Cayman Islands Ltd, a Cayman Islands company ("Bank Austria") may be deemed the beneficial owner of 80,800 shares of Common Stock currently issuable upon the conversion of that certain 5% convertible senior note due October 15, 2009. In

CUSIP No. 032515108                   13G/A                        Page 16 of 22


addition, (i) Ramius Advisors, LLC, a Delaware limited liability company ("Ramius Advisors") may be deemed to beneficially own the 596,200 shares of Common Stock currently issuable to Ramius Master Fund upon the conversion of that certain 5% convertible senior note due October 15, 2009 and the 55,477 shares of Common Stock currently issuable to Ramius Master Fund upon the conversion of that certain 5% convertible senior note due November 15, 2006,
(ii) each of Ramius Capital Group, LLC, a Delaware limited liability company ("Ramius Capital"), C4S & Co., L.L.C., a Delaware limited liability company ("C4S"), Peter A. Cohen ("Mr. Cohen"), Morgan B. Stark ("Mr. Stark"), Thomas W. Strauss ("Mr. Strauss") and Jeffrey M. Solomon ("Mr. Solomon") may be deemed to beneficially own all shares of Common Stock owned by Xavex, Latitude, Halifax, Ramius Master Fund and Bank Austria. Each Reporting Person disclaims beneficial ownership of any shares of Common Stock directly owned by another Reporting Person.

            Note: Ramius Capital is the investment advisor of Xavex, Latitude, Halifax and Bank Austria and has the power to direct some of the affairs of Xavex, Latitude, Halifax and Bank Austria, including decisions respecting the disposition of the proceeds from the sale of shares of the Common Stock. Ramius Advisors is the investment advisor of Ramius Master Fund. Ramius Capital is the managing member of Ramius Advisors. C4S, is the managing member of Ramius Capital and in that capacity directs its operations. Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon are the managing members of C4S and in that capacity direct its operations.

     (b)    Percent of class:

            Based on the Company's Quarterly Report on Form 10-Q for the quarterly period ended October 1, 2005, there were 34,189,180 shares of Common Stock issued and outstanding as of October 1, 2005. Therefore, (i) Xavex may be deemed to beneficially own 0.52% of the outstanding shares of Common Stock, (ii) Latitude may be deemed to beneficially own 3.88% of the outstanding shares of Common Stock, (iii) Halifax may be deemed to beneficially own 0.26% of the outstanding shares of Common stock, (iv) Ramius Master Fund and Ramius Advisors may be deemed to beneficially own 1.87% of the outstanding shares of Common Stock and (v) Bank Austria may be deemed to beneficially own 0.24% of the outstanding shares of Common Stock. Each of Ramius Capital, C4S, Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon may be deemed to beneficially own 6.51% of the outstanding shares of Common Stock.

     (c)    Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote

                  See Item 4(a)

            (ii)  Shared power to vote or to direct the vote

                  See Item 4(a)

            (iii) Sole power to dispose or to direct the disposition of

                  See Item 4(a)

            (iv)  Shared power to dispose or to direct the disposition of

                  See Item 4(a)


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CUSIP No. 032515108                   13G/A                        Page 17 of 22


Item 8.  Identification and Classification of Members of the Group

      See Exhibit I.

Exhibits:

Exhibit I: Joint Filing Agreement, dated as of February 15, 2006, by and among Ramius Capital, Latitude, Halifax, Ramius Master Fund, Bank Austria, Ramius Advisors, Ramius Securities, C4S, Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon.

Exhibit II: Power of attorney for Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon dated March 11, 2005.

CUSIP No. 032515108                   13G/A                        Page 18 of 22



                                   SIGNATURES

     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: February 15, 2006

RAMIUS CAPITAL GROUP, LLC

By: C4S & Co., L.L.C.,
    as Managing Member

RCG HALIFAX FUND, LTD.

By: Ramius Capital Group, LLC,
    its Investment Advisor

By: C4S & Co., L.L.C.,
    as Managing Member

RCG LATITUDE MASTER FUND, LTD.

By: Ramius Capital Group, LLC,
      Its Investment Advisor

By: C4S & Co., L.L.C.,
    as Managing Member

XAVEX CONVERTIBLE ARBITRAGE FUND V

By: Ramius Capital Group, LLC,
      Its Investment Advisor

By: C4S & Co., L.L.C.,
    as Managing Member

BANK AUSTRIA CAYMAN ISLANDS LTD.

By: Ramius Capital Group, LLC,
      Its Investment Advisor

By: C4S & Co., L.L.C.,
    as Managing Member

RAMIUS MASTER FUND, LTD.

By: Ramius Advisors, LLC,
    its Investment Advisor

By: Ramius Capital Group, LLC,
    its Managing Member

By: C4S & Co., L.L.C.,
    as Managing Member

CUSIP No. 032515108                   13G/A                        Page 19 of 22



RAMIUS ADVISORS, LLC

By: Ramius Capital Group, LLC,
    its Managing Member

By: C4S & Co., L.L.C.,
    as Managing Member

C4S & CO., L.L.C.

PETER A. COHEN

MORGAN B. STARK

THOMAS W. STRAUSS

JEFFREY M. SOLOMON

/s/ Jeffrey M. Solomon
---------------------------
By: Jeffrey M. Solomon
Authorized Person and Attorney-in-Fact

CUSIP No. 032515108                   13G/A                        Page 20 of 22



                             JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Common Stock, $0.01 par value, of ANADIGICS, Inc., a Delaware corporation, is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated as of February 15, 2006

RAMIUS CAPITAL GROUP, LLC

By: C4S & Co., L.L.C.,
    as Managing Member

RCG HALIFAX FUND, LTD.

By: Ramius Capital Group, LLC,
    its Investment Advisor

By: C4S & Co., L.L.C.,
    as Managing Member

RCG LATITUDE MASTER FUND, LTD.

By: Ramius Capital Group, LLC,
      Its Investment Advisor

By: C4S & Co., L.L.C.,
    as Managing Member

XAVEX CONVERTIBLE ARBITRAGE FUND V

By: Ramius Capital Group, LLC,
      Its Investment Advisor

By: C4S & Co., L.L.C.,
    as Managing Member

BANK AUSTRIA CAYMAN ISLANDS LTD.

By: Ramius Capital Group, LLC,
      Its Investment Advisor

By: C4S & Co., L.L.C.,
    as Managing Member

RAMIUS MASTER FUND, LTD.

By: Ramius Advisors, LLC,
    its Investment Advisor

By: Ramius Capital Group, LLC,
    its Managing Member

CUSIP No. 032515108                   13G/A                        Page 21 of 22



By: C4S & Co., L.L.C.,
    as Managing Member

RAMIUS ADVISORS, LLC

By: Ramius Capital Group, LLC,
    its Managing Member

By: C4S & Co., L.L.C.,
    as Managing Member

C4S & CO., L.L.C.

PETER A. COHEN

MORGAN B. STARK

THOMAS W. STRAUSS

JEFFREY M. SOLOMON

/s/ Jeffrey M. Solomon
---------------------------
By: Jeffrey M. Solomon
Authorized Person and Attorney-in-Fact

CUSIP No. 032515108                   13G/A                        Page 22 of 22


                                                                      EXHIBIT II

                               POWER OF ATTORNEY


     The undersigned hereby appoints Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon, or any of them, his true and lawful attorney-in fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, any amendments thereto and any related documentation which may be required to be filed in his individual capacity as a result of the undersigned's beneficial ownership of, or participation in a group with respect to, securities directly or indirectly beneficially owned by Ramius Capital Group, LLC or any of its affiliates, and granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing which he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof. The authority of Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon, or any of them, under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to file Schedule 13Ds or Schedule 13Gs unless revoked earlier in writing.

Date:                                   March 11, 2005

                                        /s/ Peter A. Cohen
                                        ------------------------
                                        Peter A. Cohen



                                        /s/ Morgan B. Stark
                                        ------------------------
                                        Morgan B. Stark



                                        /s/ Thomas W. Strauss
                                        ------------------------
                                        Thomas W. Strauss



                                        /s/ Jeffrey M. Solomon
                                        ------------------------
                                        Jeffrey M. Solomon